UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2009
TOPSPIN MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Rothschild Blvd. Tel Aviv, Israel	Not Applicable

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 972-3-5257368
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 2, 2009, TopSpin Medical (Israel) Ltd., an Israeli company and a wholly owned subsidiary of TopSpin Medical, Inc. (the “Subsidiary” and the “Company”, respectively), entered into a share purchase and investment agreement (the “Agreement”) with Kiryat Anavim — Silicon Technologies, Ltd., an Israeli company (“KAST”), Anavid Insulation Products Kiryat Anavim Agricultural Cooperative Ltd., an Israeli Agricultural Cooperative (“Anavid”), and Ahzakot Upituach Qiryat Anavim Agudah Shitufit Haklait Ltd., an Israeli Agricultural Cooperative (“Ahzakot”), pursuant to which the Subsidiary agreed to purchase from Anavid 89 common shares of KAST (the “Common Shares”) and 1,610,000 management shares of KAST (the “Management Shares”, and together with the Common Shares, the “Shares”) owned by Anavid, in consideration of (i) payment by the Subsidiary to Anavid of $10,000.00; (ii) payment by the Subsidiary to KAST of an amount equal to NIS 810,000 (approximately $205,975.00) which shall be used to satisfy an existing expense of KAST; (iii) payment by KAST to Anavid of (x) NIS 1,000,000, plus (y) certain expenses incurred by Anavid on behalf of KAST (approximately $254,291.00 plus the cost of expenses) (with such payments funded through contributions by the Subsidiary to KAST); and (iv) issuance by KAST of a warrant in favor of Ahzakot (the controlling shareholder of Anavid) to purchase up to 35 common shares of KAST at an exercise price, subject to certain adjustments, of NIS 1 per share (the “Warrant”, and, together with the consideration described in clauses (i)—(iv), the “Consideration”). The obligations of the Subsidiary under the Agreement are guaranteed by the Company, which will secure an irrevocable bank guaranty in the principal amount of NIS 100,000 (approximately $25,429.00) in favor of Anavid, and issue a promissory note with a principal amount of NIS 750,000 (approximately $190,718.00), also in favor of Anavid.
The Shares constitute 89% of the issued and outstanding common shares of KAST, and 65.93% of the common shares on a fully diluted basis (including the common shares issuable upon the exercise of the Warrant). The Warrant will become exercisable on the third anniversary of the closing of the sale of the Shares, or earlier upon (i) an initial public offering of the common shares of KAST; (ii) a merger of KAST with a third party; or (iii) a sale of all or substantially all of KAST’s assets. In addition, pursuant to the terms of the Agreement, the Subsidiary has an option to purchase any or all of the securities represented by the Warrant at an exercise price as described in the Agreement (the “Call Option”), and Ahzakot will be required under the terms of the Warrant to offer the Subsidiary a right of first refusal before selling any of the securities issuable upon the exercise of the Warrant.
The closing of the sale of the Shares to the Subsidiary and the Subsidiary’s obligations under the Agreement are subject to a number of conditions, including: (i) the satisfactory completion of the Company’s and the Subsidiary’s due diligence; (ii) the delivery of a release, for the benefit of Anavid and its shareholders, executed by certain of KAST’s creditors identified in the Agreement (the “Release”), which Release shall free Anavid of any obligations to such creditors with respect to any guarantees or collateral requirements entered into to secure the obligations of KAST, which are estimated to total approximately NIS 1,869,953 (approximately $475,512.00); (iii) from the execution of agreements relating to the employment of certain executives, directors and other affiliates of KAST; and (iii) the termination of a certain Founders’ Agreement executed by the founders of KAST.

In addition, certain additional agreements will be entered into, including a Shareholders Agreement that provides the Subsidiary with certain rights, including the right to appoint members of the Board of Directors of KAST as well as preemptive and drag-along rights with respect to acquisitions and sales of KAST common shares. The Subsidiary is obligated to pursue, using commercially reasonable efforts, a release of Anavid from any and all obligations owed to Hamit Hevrah LeSachar Mimun VeHackarah Ltd. (“Hamit”) in connection with KAST’s lease of certain equipment form Hamit (the “Hamit Release”); the Hamit Release is required to be obtained within one (1) year of the closing, whether by payment of KAST’s obligations to Hamit, which have a value of approximately NIS 671,495 (approximately $170,755.00), or by whatever other means the Subsidiary and the Company deem appropriate. The Subsidiary may terminate the Agreement in certain instances, including in the event that KAST’s relationship with its primary customer, Born Free Holdings Ltd, is terminated. The Agreement also includes customary indemnification provisions pursuant to which each party agrees to indemnify the other parties against certain losses incurred in connection with the Agreement.
A copy of Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Share Purchase and Investment Agreement by and among TopSpin Medical (Israel), Ltd., Kiryat Anavim — Silicon Technologies, Ltd., Anavid Insulation Products Kiryat Anavim Agricultural Cooperative Ltd., and Ahzakot Upituach Qiryat Anavim Agudah Shitufit Haklait Ltd., dated June 2, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.
Date: June 8, 2009	By:	/s/ Eldad Yehiely
		Name:	Eldad Yehiely
		Title:	Finance Manager

EXHIBIT INDEX

Exhibit
Number	Description

10.1
Share Purchase and Investment Agreement by and among TopSpin Medical (Israel), Ltd., Kiryat Anavim — Silicon Technologies, Ltd., Anavid Insulation Products Kiryat Anavim Agricultural Cooperative Ltd., and Ahzakot Upituach Qiryat Anavim Agudah Shitufit Haklait Ltd., dated June 2, 2009.